NON-U.S. FORM
Exhibit 10.6

Name:	[●]
Target Number of Performance Units:	[●]
Date of Grant:	[●]
Performance Period:	The period commencing January 1, [●] and ending December 31, [●]

Bright Horizons Family Solutions Inc.
2012 Omnibus Long-Term Incentive Plan, as Amended and Restated
as of May 29, 2019
Performance Stock Unit Agreement
    This agreement (this “Agreement”) evidences the award (the “Award”) by Bright Horizons Family Solutions Inc. (the “Company”) to the undersigned (the “Grantee”) of Stock Units that vest in accordance with certain specified performance criteria, pursuant to and subject to the terms of the Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated as of May 29, 2019 (as amended from time to time, the “Plan”), which is incorporated herein by reference, subject to the provisions of Addendum A (Country-Specific Terms for Grantees Outside the U.S.), if applicable.
1.    Award of Performance Units. The Company hereby awards to the Grantee on the date of grant set forth above (the “Date of Grant”), a target award of performance-based Stock Units (the “Performance Units”) equal to the Target Number of Performance Units set forth above, subject to the vesting and other conditions of this Agreement. Payment of the Performance Units shall be based on the extent, if any, to which the applicable performance metrics set forth in Schedule A (the “Performance Goals”) are attained during the Performance Period set forth above and the service vesting criteria are satisfied, as set forth in this Agreement.
2.    Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)    “Applicable Agreement” means a written employment, severance or change in control agreement between the Grantee and the Company or an Affiliate, as may be amended from time to time.
(b)    “Cause” shall have the following meaning: (A) if the Grantee is a party to an Applicable Agreement containing a “Cause” definition, “Cause” shall have the meaning set forth therein, or (B) if the Grantee is not a party to an Applicable Agreement containing a “Cause” definition, “Cause” shall have the meaning set forth in the Plan.
(c)    “CIC Termination” means an Involuntary Termination that occurs upon or within 12 months following the date of the Covered Transaction.
(d)    “Good Reason” shall have the following meaning: (A) if the Grantee is a party to an Applicable Agreement containing a “Good Reason” definition, “Good Reason” shall have the meaning set forth therein, or (B) if the Grantee is not a party to an Applicable Agreement containing a “Good Reason” definition, “Good Reason” shall mean any material diminution in the Grantee’s base salary, bonus opportunity, position or nature or scope of responsibilities (other than by inadvertence) or any material reduction in the Grantee’s benefits that uniquely and disproportionately affects the Grantee, in each case occurring without the Grantee’s consent and as to which (x) the Grantee has provided notice to the Company within 30 days of the date on which the Grantee knew or reasonably should have known of such diminution or reduction, (y) the Company shall not have remedied such diminution or reduction within 30 days of receiving such notice, and (z) the Grantee shall have terminated the Grantee’s Employment within 10 days after the Company’s failure to remedy such diminution or reduction. Termination of Employment for Good Reason, as provided herein, is intended to be an involuntary separation of service for purposes of Code Section 409A (as defined below), and shall be construed accordingly.
(e)    “Involuntary Termination” means the Grantee’s termination of Employment from the Company on account of a termination by the Company without Cause, other than on account of death or Disability, or by the Grantee for Good Reason.
3.    Vesting.
(a)    General Vesting. Subject to this Section 3, on the third anniversary of the Date of Grant (the “Vesting Date”), the Grantee shall vest in a number of Performance Units, if any, based on the attainment of the Performance Goals in accordance with the terms set forth in Schedule A and continued Employment through the Vesting Date.
(b)    Involuntary Termination; Disability; Death. Except as provided in Section 3(c) below, if the Grantee incurs an Involuntary Termination or incurs a termination of Employment on account of death or Disability, then the Grantee shall vest in a number of Performance Units calculated by multiplying the Performance Units (if any) that otherwise would have vested if the Grantee had continued in Employment through the Vesting Date, based on the attainment of the Performance Goals set forth in Schedule A, by a fraction, the numerator of which is the number of months during the Performance Period in which the Grantee was employed by the Company and the denominator of which is 36, provided that in the event the termination of Employment is on account of Involuntary Termination or Disability, the Grantee signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company (a “Release”). For the avoidance of doubt, the Grantee shall not vest in any Performance Units that have been forfeited in accordance with the terms set forth in Schedule A.
(c)    Covered Transaction.
(i)    If a Covered Transaction occurs during the Performance Period, the Performance Units shall be treated as described in this Section 3(c). Notwithstanding anything to the contrary, the Administrator may take such other actions with respect to the Performance Units (including in respect of vesting) as it deems appropriate pursuant to the Plan.
(ii)    [For executive officers as determined by the Administrator (“Officers”): Provided the Grantee has remained in continuous Employment from the Grant Date through the date of the Covered Transaction, if either (i) the Grantee has remained in continuous Employment for at least two years immediately prior to the date of the Covered Transaction or (ii) the Performance Units are not assumed, substituted or otherwise continued following the Covered Transaction, then the Performance Units shall become fully vested immediately prior to the Covered Transaction assuming “Target”-level achievement of the Performance Goals. However, if (A) the Grantee has not remained in continuous Employment for at least two years immediately prior to the date of the Covered Transaction, (B) there is an acquiring or surviving entity as a result of the Covered Transaction and the Performance Units are assumed or substituted by the acquiror or surviving corporation (or an affiliate of the acquiror or surviving corporation) or otherwise continues following the Covered Transaction, and (C) the

Grantee is not a party to an Applicable Agreement providing otherwise, then the Performance Units will vest assuming “Target”-level achievement of the Performance Goals on the earlier to occur of (x) the Vesting Date, or (y) the date the Grantee incurs a CIC Termination, in each case, subject to the Grantee’s continuous Employment through such date.]
[For non-Officers: Except as otherwise provided in an Applicable Agreement, if any, provided the Grantee has remained in continuous Employment from the Grant Date through the date of the Covered Transaction, the Performance Units shall become fully vested immediately prior to the Covered Transaction assuming “Target”-level achievement of the Performance Goals; provided, however, that if there is an acquiring or surviving entity as a result of the Covered Transaction and the Performance Units are assumed or substituted by the acquiror or surviving corporation (or an affiliate of the acquiror or surviving corporation) or otherwise continues following the Covered Transaction, the Performance Units shall become fully vested assuming “Target”-level achievement of the Performance Goals on the earlier to occur of (x) the Vesting Date, or (y) the date the Grantee incurs a CIC Termination, in each case, subject to the Grantee’s continuous Employment through such date.]
(iii)    For the avoidance of doubt, if the date of the Covered Transaction occurs after the Vesting Date but prior to settlement of any vested Performance Units, the vested Performance Units shall be settled in accordance with Sections 3(a) and 6 and Schedule A. Additionally, for the avoidance of doubt, the Grantee shall not vest in any Performance Units under this Section 3(c) that have been forfeited in accordance with the terms set forth in Schedule A.
(d)    Cause. Notwithstanding anything in this Agreement to the contrary, in the event the Grantee’s Employment is terminated by the Company for Cause, all outstanding Performance Units (whether vested or unvested) held by the Grantee shall immediately terminate and be of no further force or effect.
(e)    Other Termination. Except as provided in Sections 3(b) and 3(c), in the event of a termination of Employment prior to the Vesting Date, the Grantee shall forfeit all unvested Performance Units. No payment shall be made with respect to any unvested Performance Units that terminate as described in this Section 3(e). No Performance Units shall vest after the Grantee’s Employment has terminated for any reason.
(f)    Termination Date. For purposes of this Agreement, and notwithstanding anything to the contrary in the Plan, the Grantee’s Employment will be deemed to terminate on the date that the Grantee ceases to actively be employed or provide services to the Company or an Affiliate and shall not be extended by any notice period mandated or implied under local law during which the Grantee is not actually employed or providing services (e.g., garden leave or similar leave) or during or for which the Grantee receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when the Grantee is no longer in active Employment for purposes of this Agreement, without reference to any other agreement, written or oral, including the Grantee’s contract of employment.
4.    Performance Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Performance Units to the bookkeeping account.
5.    Dividend Equivalents.
    Dividend equivalents shall accrue with respect to the Grantee’s Performance Units and shall be payable subject to the same vesting terms and other conditions as the Performance Units to which they relate. Dividend equivalents shall be credited on the Performance Units when dividends are declared on shares of Stock from the Grant Date until the Payment Date (as defined in Section 6(a)) for the vested Performance Units. The Company will keep records of dividend equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related dividend equivalents shall also be forfeited.
6.    Conversion of Performance Units.
(a)    The Grantee shall be entitled to receive payment of the vested Performance Units (i) within 60 days after the Vesting Date with respect to Performance Units that vest under Section 3(a) or Section 3(b) (upon a termination on account of Involuntary Termination, death or Disability), or (ii) within 60 days following the applicable date specified in Section 3(c) in connection with Performance Units that vest in connection with a Covered Transaction as specified therein (in any case, the “Payment Date”).
(b)    Subject to Section 3(c), on the applicable Payment Date, each vested Performance Unit credited to the Grantee’s account shall be settled in whole shares of Stock of the Company equal to the number of vested Performance Units, subject to compliance with the six-month delay described in Section 13(c) below, if applicable, and the payment of any Taxes (as defined in Section 13(a)) as described in Section 13 below. The obligation of the Company to distribute shares of Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Administrator, including as set forth in Section 15 below.
(c)    For the avoidance of doubt, the Grantee shall forfeit all Performance Units if the Grantee’s Employment is terminated for Cause prior to the Payment Date under this Section 6.
7.    Certain Corporate Changes.
In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718 (or any successor provision), the Administrator shall make appropriate adjustments to, as provided in the Plan, the number and class of shares or securities of the Company underlying the Performance Units held by the Grantee, the number of shares of Stock for which the Performance Units may vest, the Performance Goals, and any other provision of the Performance Units affected by such change. Any adjustment that occurs under the terms of this Section 7 or the Plan will not change the timing or form of payment with respect to any Performance Units except in accordance with section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).
8.    No Stockholder Rights.
The Grantee has no voting rights and no other ownership rights and privileges of a stockholder with respect to the shares of Stock subject to the Performance Units, except as otherwise provided in Section 5.
9.    Effect on Employment.
Neither the award of the Performance Units, nor the vesting of the Performance Units, will give the Grantee any right to be retained in the employ or service of the Company or any of its subsidiaries, affect any right of the Company or any of its subsidiaries to discharge or discipline the Grantee at any time (subject to compliance with local law and the terms of any applicable employment agreement), or affect any right of the Grantee to terminate the Grantee’s Employment at any time.
10.    Amendment.
This award of Performance Units may be amended by the Administrator in accordance with Section 9 of the Plan.
11.    Notice.
Any notice to the Company provided for in this Agreement shall be addressed to it in care of the Secretary of the Company and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Agreement, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Performance Units via the Company’s electronic mail system or other electronic delivery system.
12.    Incorporation of Plan by Reference.
This Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Administrator shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units awarded under this Agreement constitutes the Grantee’s acknowledgment that all decisions and determinations of the Administrator with respect to the Plan, this Agreement, and/or the Performance Units shall be final and binding on the Grantee, the Grantee’s beneficiaries, and any other person having or claiming an interest in such Performance Units. The settlement of any award with respect to Performance Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Administrator in accordance with the provisions of the Plan.
13.    Certain Tax Matters.
(a)    All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any Taxes, if applicable. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder are subject to the Grantee promptly paying to the Company or an Affiliate in cash (or by such other means as may be acceptable to the Company in its discretion, including, if the Administrator so determines, by the delivery of previously acquired shares of Stock or shares of Stock acquired hereunder or by the withholding of shares of Stock from any payment hereunder in accordance with the procedures approved by the Board or the Compensation Committee) any income taxes, employment taxes, social insurance, social security, payroll tax, national insurance contributions, levies, other contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the vesting of the Performance Units (the “Taxes”).

(b)    The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.
(c)    This award of Performance Units is intended to be exempt from or comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Performance Units constitute “deferred compensation” under Code Section 409A and the Performance Units become vested and settled upon the Grantee’s termination of Employment, payment with respect to the Performance Units shall be delayed for a period of six months after the Grantee’s termination of Employment if the Grantee is a “specified employee” as defined under Code Section 409A (as determined by the Company) and if required pursuant to Code Section 409A. If payment is delayed, the shares of Stock of the Company and accrued cash dividend equivalents shall be distributed within 30 days after the date that is the six-month anniversary of the Grantee’s termination of Employment. If the Grantee dies during the six-month delay, the shares of Stock and accrued cash dividend equivalents shall be distributed within 60 days following the Grantee’s death in accordance with the Grantee’s will or under the applicable laws of descent and distribution. If required by Code Section 409A, payment following vesting on a Covered Transaction can only be made if the Covered Transaction is a “change of control event” as defined under Code Section 409A, and if the Covered Transaction is not a “change of control event” as defined under Code Section 409A, payment will be made within 60 days following the earlier to occur of (x) the Vesting Date, or (y) the date the Grantee incurs a CIC Termination (or as otherwise set forth in Section 6 consistent with Code Section 409A). Notwithstanding any provision to the contrary herein, payments made with respect to this award of Performance Units may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of Employment hereunder may only be made upon a “separation from service” as defined under Code Section 409A, if required pursuant to Code Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Performance Units to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. If the Performance Units constitute “deferred compensation” under Code Section 409A and payment is subject to the execution of a Release, and if such payment could be made in more than one taxable year, payment shall be made in the later taxable year, if required by Code Section 409A.
(d)    Regardless of any action the Company or an Affiliate takes with respect to any Taxes, the Grantee acknowledges that the ultimate liability for all Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or an Affiliate. The Grantee further acknowledges that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Performance Units, including the award, vesting or settlement of the Performance Units and the subsequent sale of any shares of Stock received following the vesting of the Performance Units and the receipt of any dividends; and (ii) does not commit to structure the terms of the award or any aspect of the Performance Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company or an Affiliate may be required to collect, withhold or account for Taxes in more than one jurisdiction.

14.    Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle.
15.    Forfeiture; Recovery of Compensation.
    By accepting the Performance Units, the Grantee expressly acknowledges and agrees that the Grantee’s rights under the Performance Units, and those of any shares of Stock received following payment of the Performance Units or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 19 of this Agreement.
16.    Assignment.
This Agreement shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Performance Units, except in the event of the Grantee’s death.
17.    No Entitlement or Claims for Compensation. In connection with the acceptance of the Performance Units under this Agreement, the Grantee acknowledges the following:
(a)    The Plan is established voluntarily by the Company, the grant of Performance Units under the Plan is made at the discretion of the Administrator and the Plan may be modified, amended, suspended or terminated by the Company at any time.
(b)    The Performance Units (and any similar awards the Company may in the future grant to the Grantee, even if such awards are made repeatedly or regularly, and regardless of their amount) and the shares of Stock acquired under the Plan (i) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the Grantee and the Company or any Affiliate; (ii) do not create any contractual entitlement to receive future awards or benefits in lieu thereof and are not intended to replace any pension rights or compensation or any superannuation contributions or other statutory entitlement amounts, as applicable; and (iii) do not form part of normal or expected salary or remuneration for purposes of determining pension payments, superannuation contributions or other statutory entitlement amounts (as applicable) or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, superannuation contributions or other statutory entitlement amounts, welfare benefits or similar payments, if applicable, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.
(c)    All decisions with respect to future equity grants, if any, will be at the sole discretion of the Administrator.
(d)    The Grantee is voluntarily participating in the Plan.
(e)    In the event that the Grantee is an employee and the Grantee’s employer is not the Company, the grant of the Performance Units and any similar awards the Company may grant in the future to the Grantee will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Performance Units and any similar awards the Company may grant in the future to the Grantee will not be interpreted to form an employment contract with the Grantee’s employer or any Affiliate.

(f)    This grant of Performance Units and any Stock acquired under the Plan in connection with the Performance Units are not intended to replace any pension rights or compensation or any superannuation contributions or other statutory entitlement amounts, as applicable.
(g)    The future value of shares of Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Units, the value of the acquired shares of Stock may increase or decrease. The Grantee acknowledges and agrees that neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts received by the Grantee pursuant to the Performance Units or the subsequent sale of any Stock acquired in connection with the Performance Units.
(h)    The Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s termination of Employment for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to Performance Units as a result of such termination or loss or diminution in value of the Performance Units or any of the Stock received in connection with the Performance Units as a result of such termination, and the Grantee irrevocably releases the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
18.    Data Privacy.
(a)    The Grantee hereby acknowledges and understands that the Grantee’s personal data is collected, retained, used, processed, disclosed and transferred, in electronic or other form, as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company and its Affiliates, and third parties assisting in the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)    The Grantee understands that the Company and its Affiliates (including the Grantee’s employer), as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company or its Affiliates and details of the Performance Units or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of the implementation, management and administration of the Plan (the “Data”).
(c)    The Grantee understands that the Data may be transferred to the Company, its Affiliates and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere (including countries outside the Grantee’s home country, such as the United States of America), and that the recipient’s country may have a different or lower standard of data privacy rights and protections than the Grantee’s country. Where the Data will be transferred outside the Grantee’s work location, and where there is not a European Commission adequacy decision in place, the transfers will be in accordance with Chapter V of the GDPR. The Grantee understands that the Grantee may request details of the categories of recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including transfers of such Data to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan in accordance with applicable law. The Grantee understands that the Grantee may, at any time, exercise the rights granted to the Grantee by the GDPR including the right to: request to access or be provided with a copy of the Grantee’s Data, request additional information about the storage and processing of the Data, require any corrections or amendments to the Data in any case without cost and to the extent permitted by law. The above rights can be exercised by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that processing of the Grantee’s Data is necessary and refusing any consent that is sought by the Company or objecting to the processing of the Grantee’s Data may affect the Grantee’s ability to participate in the Plan. For more information on the processing of the Grantee’s Data and other personal data, the Grantee is referred to the Privacy Notice provided to the Grantee by the Grantee’s employer.
19.    Acknowledgments.
By accepting the award of Performance Units, the Grantee agrees to be bound by, and agrees that the Award is subject in all respects to, the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder, and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.
20.    Country Specific Terms.
Notwithstanding anything to the contrary herein, the Performance Units shall be subject to the Country-Specific Terms attached hereto as Addendum A to this Agreement. In addition, if the Grantee relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.
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Executed as of the ___ day of ___ , 20___.

Company:    BRIGHT HORIZONS FAMILY SOLUTIONS INC.

By: ______________________________
Name:
Title:

Grantee:
__________________________________
Name:
Address:

[Signature Page to Performance Stock Unit Agreement]

Schedule A

The Performance Units shall vest based on the three-year average Adjusted EBITDA Growth over the Performance Period, as determined by the Administrator in its sole discretion, subject to the service vesting conditions, as described below in this Schedule A.
1.    Vesting. Effective as of the Vesting Date, a number of Performance Units shall vest equal to the product of (i) the number of Performance Units set forth in Section 1 of the Agreement, to the extent such Performance Units remain outstanding and have not otherwise been forfeited, multiplied by (ii) the Vesting Percentage, subject to the Grantee’s continued Employment with the Company through the Vesting Date, except as otherwise provided in the Agreement, the Plan or this Schedule A. Performance Units that are no longer eligible to vest following the Administrator’s determination of the number of vested Performance Units shall immediately be forfeited to the Company by the Grantee for no consideration as of the date of such determination. Each number, factor and metric used to calculate the number of vested Performance Units shall be determined by the Administrator in its sole discretion.
2.    Definitions. The following terms, when used in this Schedule A, will have the meanings set forth below:
(a)    “Adjusted EBITDA” means the Company’s earnings (loss) before interest, taxes, depreciation and amortization, subject to certain other adjustments made with respect to extraordinary, unusual or infrequently occurring events, as reported or included in the Company’s financial results, financial statements and/or Annual Report on Form 10-K.
(b)    “Adjusted EBITDA Growth” means, with respect to any Performance Year, the percentage derived from applying the following formula: (i) the Company’s actual Adjusted EBITDA for such Performance Year, divided by (ii) the Company’s actual Adjusted EBITDA for the calendar year immediately preceding such Performance Year, minus (iii) one.
(c)    “Annual Performance Percentage” means, with respect to any Performance Year, the percentage derived from the following table:

Achievement Level	Adjusted EBITDA Growth for the Performance Year	Annual Performance Percentage
Maximum	> [●]%	200%
Target	[●]%	100%
Threshold	[●]%	50%
Below Threshold	< [●]%	0%
In the event that the Adjusted EBITDA Growth for the Performance Year falls between any of the stated Adjusted EBITDA Growth percentages in the table above, the Annual Performance Percentage for the Performance Year shall be determined using a linear interpolation from the next lowest stated percentage. For the avoidance of doubt, if the Adjusted EBITDA Growth for any Performance Year falls below the “Threshold” achievement level in the table above then the Annual Performance Percentage for the Performance Year shall be 0%, and if the Adjusted EBITDA Growth for any Performance Year falls above the “Maximum” achievement level in the table above then the Annual Performance Percentage for the Performance Year shall be 200%.
(d)    “Performance Year” means any calendar year during the Performance Period.
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(e)    “Vesting Percentage” shall be the percentage derived from a fraction, (i) the numerator of which is the sum of the Annual Performance Percentage for each Performance Year during the Performance Period, and (ii) the denominator of which is three; provided that, if the Vesting Percentage derived from such fraction is less than 50%, then the Vesting Percentage shall be 0% and no Performance Units shall vest. Notwithstanding anything herein to the contrary, the Administrator may decrease the Vesting Percentage with respect to any of the Performance Units, in its sole discretion.
3.    Adjustments. Notwithstanding anything herein or in the Plan to the contrary, the Administrator may adjust the Performance Goals set forth herein to exclude the impact of any acquisitions or dispositions of businesses or business segments by the Company, one-time non-operating charges, unusual or nonrecurring items, accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority), changes in tax laws, impact of discontinued operations, restatements of prior period financial results, and any other events or transactions that may result in distortion of such Performance Goals. In addition, if the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals set forth herein unsuitable, the Administrator may modify such Performance Goals, in whole or in part, as the Administrator deems appropriate and equitable.
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ADDENDUM A TO PERFORMANCE STOCK UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS
FOR GRANTEES OUTSIDE THE U.S.

These Country-Specific Terms include additional terms and conditions (and/or variations to the terms and conditions) that govern the Performance Units awarded to the Grantee if the Grantee resides in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms are defined in the Plan (or any applicable sub-plan) or this Agreement and have the meanings set forth therein.
AUSTRALIA
Securities Law. This offer is made under Division 1A of Part 7.12 of the Corporations Act, 2001 (Commonwealth).

General Advice. Any information or advice given by the Company or its Affiliates in relation to the grant of the Performance Units under the Plan does not take account of the objectives, financial situation and needs of the Grantee. The Grantee should consider obtaining financial product advice that takes into account the objectives, financial situation and needs of the Grantee.

Data Privacy. The Grantee consents to the disclosure of the Grantee’s Data under Section 18(c) to overseas recipients (including persons located in the United States of America and elsewhere). The Grantee acknowledges that, by consenting to such disclosure, Australian Privacy Principle 8.1 will not apply to the disclosure and as a result the Data recipients will not be accountable under the Privacy Act 1988 (Commonwealth) (the “Australian Privacy Act”) and the Grantee may not be able to seek redress under the Australian Privacy Act in respect of this Data.

Tax Notice. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Commonwealth), as amended, applies to the Performance Units granted under the Plan (subject to the requirements of the Income Tax Assessment Act 1997 (Commonwealth)) and the Performance Units are intended to qualify for tax deferral treatment in Australia (subject to the requirements of the Income Tax Assessment Act 1997 (Commonwealth)).
THE NETHERLANDS
Taxes. The following will be added as a new Section 13(e) (Certain Tax Matters):

“(e)    The Grantee indemnifies the Company and/or any Affiliate, and holds them harmless against and from all liability for any Taxes or other payment, interest, penalty and costs thereon, including without limitations, liabilities relating to the necessity to withhold, or to have withheld, any such Taxes from any payment made to the Grantee, if and to the extent allowed under applicable law and regulations.”

Data Privacy. The following replaces Section 18 of the Agreement:
(a)    The Grantee hereby acknowledges and understands that the Grantee’s personal data - being personal data within the meaning of the (EU) 2016/679 General Data Protection Regulation (the “GDPR”) - is collected, retained, used, disclosed, transferred and/or otherwise processed, in electronic or other form, by the Company as described in this Award Agreement. The collection and processing of the personal data shall be subject to the provisions of the
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GDPR and the Dutch GDPR Implementation Act (Uitvoeringswet AVG, UAVG). The Grantee’s personal data will only be processed when there is a legal basis for processing as set out in article 6 GDPR. The following legal bases shall apply with respect to the processing of personal data in the context of the Plan: (i) processing is necessary for the performance of the Company’s contractual obligations under this Award Agreement, (ii) processing is necessary for compliance with the Company’s legal obligations, and (iii) processing is necessary for the purpose of the Company’s legitimate interest in relation to implementing, administering and managing the Grantee’s participation in the Plan and in the context of the establishment, exercise or defense of a legal claim in relation to the Award Agreement and/or the Plan.
(b)    The personal data being processed in the context of the Plan relate to the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, i.e., the Grantee’s name and signature, home address, telephone number and e-mail address, date of birth, citizen service number or other national identification number, salary, bank account details, nationality, job title, any equity or directorships held in the Company and details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of the implementation, management and administration of the Plan (the “Data”).
(c)     The Company will process the Data for the exclusive purpose of (i) implementing, administering and managing participation in the Plan, (ii) communicating with the Grantee in connection with the Plan, (iii) internal administration, (iv) complying with the Company’s legal obligations, and (v) for the purpose of its legitimate interests such as to establish, exercise or defend its rights and legal position and to monitor compliance with the Award Agreement, in accordance with the GDPR.
(d)    The Grantee understands that the Data may be transferred to the Company, the Grantee’s employer, the Company’s Affiliates and where relevant, external (legal) advisors, banks, pay roll providers, potential business partners in the context of a contemplated sale or restructuring of the Company, competent authorities and where relevant third parties assisting in the implementation, administration and management of the Plan. The Grantee understands that the Grantee may at any time request details of the categories of recipients of the Data by contacting the Company’s data protection officer at dataprivacy@brighthorizons.com. The Grantee understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, solely for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including transfers of such Data to a broker or other third party.
(e)     The Grantee acknowledges that these recipients may be located in the Grantee’s country, or elsewhere (including countries outside the European Union, such as the United States of America), and that the recipient’s country may have a different or lower standard of data privacy rights and protections than the Grantee’s country. Where the Data will be transferred outside the European Union, and where there is not a European Commission adequacy decision in place, the transfers will be in accordance with Chapter V of the GDPR and in line with the recommendations of the European Data Protection Board. For more information on the transfer mechanisms used, and/or to obtain a redacted copy of such appropriate safeguards, the Grantee may contact the Company’s data protection officer at dataprivacy@brighthorizons.com. In the absence of appropriate safeguards, the Data will not be transferred to a third party located outside the European Union, unless a specific derogation applies in the sense of article 49 of the GDPR.
(f)    Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan in accordance with
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applicable law. For more information on specific retention periods, please contact the Company’s data protection officer at dataprivacy@brighthorizons.com.
(g)     The Grantee understands that the Grantee may, at any time, without any cost and under certain circumstances exercise the rights granted to the Grantee by the GDPR including the right to: request to access or be provided with a copy of the Grantee’s Data, request additional information about the storage and processing of the Data, require rectification or erasure of (part of) the Data, or to object or have restricted the processing of the Data and to comply with the Grantee’s right to data portability, by contacting the Company or to lodge a complaint with the competent (national) Data Protection Authority. The above rights can be exercised by contacting in writing the Company’s data protection officer at dataprivacy@brighthorizons.com. The Grantee understands, however, that processing of the Grantee’s Data is necessary for participation in the Plan and that objecting to the processing of the Grantee’s Data may affect the Grantee’s ability to participate in the Plan.
(h)     For more information on the processing of the Grantee’s Data and other personal data in the context of his employment relation with the Company or an Affiliate in general, the Grantee is referred to the Privacy Notice provided to the Grantee by the Grantee’s employer.

UNITED KINGDOM
U.K. Subplan. If the Award is being made to a U.K. Employee (as such term is defined in such UK Sub-Plan (as defined below)):
(a) the Award is being made pursuant to the sub-plan for employees resident in the United Kingdom created and approved in accordance with the provisions of Section 12 of the Plan (the “UK Sub-Plan”), and the Plan, as amended by the UK Sub-Plan, and the main body of the Agreement shall be deemed amended accordingly;

(b) any references in the main body of the Agreement to such Award having been made pursuant to the Plan, or to the participation of the Grantee in the Plan, shall be deemed to be references to such Award having been made pursuant to, and such participation being in, the UK Sub-Plan;

(c) any other reference in the main body of the Agreement to the Plan shall (as appropriate and unless the context otherwise requires) be deemed to be a reference to the UK Sub-Plan (including the Plan, as amended by and incorporated into the UK Sub-Plan);

(d) any reference in the main body of the Agreement to a specific provision of the Plan shall be deemed to be a reference to such provisions of the Plan as amended by and incorporated into the UK Sub-Plan; and
(e) in the event of any conflict between the terms of the Agreement and the terms of the UK Sub-Plan, the UK Sub-Plan shall prevail.
Termination of Service. The Grantee has no right to compensation or damages on account of any loss in respect of the Award under the Plan or (as applicable) the U.K. Subplan where the loss arises or is claimed to arise in whole or part from: (a) the termination of the Grantee’s office or employment; or (b) notice to terminate the Grantee’s office or employment. This exclusion of liability shall apply however, termination of office or employment, or the giving of notice, is
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caused, and however compensation or damages are claimed. For the purpose of the Plan and the U.K. Subplan, the implied duty of trust and confidence is expressly excluded.
Certain UK Tax Matters. Without prejudice to the generality of Section 13 of the Agreement, the Grantee hereby indemnifies the Company and, if different, the Grantee’s employer (or any other Affiliate which is required to account for relevant Taxes to HMRC), for any Taxes that may be payable with respect to any income or gains arising or deemed to arise to the Grantee in connection with the Award (including without limitation in connection with the issuance, vesting or settlement of any Award and/or vesting, holding or disposal of the full number of any shares of Stock issued or deemed issued pursuant to any Performance Unit). Subject to the Grantee otherwise making good such amount to the Company or (if different) the Grantee’s employer or other Affiliate which is required to account for relevant Taxes to HMRC, the Grantee undertakes to pay to the Company, the Grantee’s employer or such other Affiliate (as relevant) any amount required under this paragraph within five working days of demand. For the avoidance of doubt any amount received pursuant to this paragraph by a person who is not the person required to account for such Taxes to HMRC is received as agent for and on behalf of the person so required to account.

As a condition to the issuance of shares of Stock under the Award, the Grantee unconditionally and irrevocably agrees, if so required by the Company, to enter into a joint election within section 431(1) of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) disapplying all restrictions in respect of the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA).

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